Exhibit 99.2

Landcadia Holdings IV, Inc., Sponsored by Jefferies Financial Group Inc. and Tilman J. Fertitta, Announces Closing of $500 Million Initial Public Offering

NEW YORK, NY, March 30, 2021 - Landcadia Holdings IV, Inc. (Nasdaq: LCAHU) (the “Company”) announced today that it closed its initial public offering of 50,000,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $500,000,000.

The Company’s units began trading on The Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “LCAHU” on March 25, 2021. Each unit consists of one share of Class A common stock and one-fourth of one redeemable warrant to purchase one share of the Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and the warrants are expected to be listed on Nasdaq under the symbols “LCA” and “LCAHW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Landcadia Holdings IV, Inc. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is sponsored by Jefferies Financial Group and Tilman J. Fertitta. The Company is led by and Richard Handler, the Company's Co-Chairman and President, and the Chairman and Chief Executive Officer of Jefferies Financial Group Inc., and Tilman J. Fertitta, the Company's Co-Chairman and Chief Executive Officer, the sole shareholder, and Chairman and Chief Executive Officer of Fertitta Entertainment, Inc.

“We are excited to begin evaluating the array of attractive opportunities that may want to partner with us in the public markets,” said Rich Handler, Co-Chairman and President, and Tilman J. Fertitta, Co-Chairman and Chief Executive Officer.

Jefferies LLC acted as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 7,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering was made only by means of a prospectus. When available, copies of the prospectus may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 1-877-821-7388 or by email at Prospectus_Department@Jefferies.com.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (“SEC”) on March 24, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of such filings are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Richard H. Liem

(713) 850-1010